Exhibit 99.1

461 SO. MILPITAS BLVD.
MILPITAS CA
95035 USA

NEWS
For Immediate Release

GLOBALSTAR ACTIVATES RECORD NUMBER OF SPOT UNITS AS
CUSTOMER BASE GROWS TO OVER 412,000 - COMPANY
ANNOUNCES SECOND QUARTER RESULTS FOR 2010

Key Quarterly Highlights;

•	Company continued to differentiate itself from other mobile satellite providers by growing its retail consumer market success and activating approximately 17,500 SPOT Satellite GPS Messenger™units
•	Company announced launch milestones for its second generation satellite constellation with first launch scheduled in October of this year
•	Globalstar and Arion Communication Co. Ltd., completed a joint venture agreement to provide Globalstar products and services in South Korea and portions of southeast Asia
•	Total revenue for the quarter increased by over 12 percent compared with the same period three-month period in 2009

MILPITAS, CA. —  (August 5, 2010) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three-month period ended June 30, 2010.

Major Company Highlights;

•
Throughout the first half of 2010 Globalstar continued to grow its subscriber base of customers due mainly to its continued consumer retail market success with the enhanced SPOT Satellite GPS Messenger (SPOT).  During the three-month period ended June 30, 2010, the Company recorded 17,449 SPOT unit activations, the highest number of SPOT activations per quarter since the company began selling the revolutionary mobile satellite consumer product.  Globalstar completed the quarter with 412,295 total subscribers.

•
Since the inception of the SPOT product in November 2007, Globalstar has received orders to ship more than 252,000 SPOT retail devices to over 10,000 SPOT Satellite GPS Messenger points of distribution in North America, Europe, Latin America, Australia, and Southeast Asia.  During the three-month period ended June 30, 2010 Globalstar received orders to ship 34,094 SPOT units compared with orders for 13,223 SPOT units received during the previous quarter.  Since its introduction, the SPOT product line has helped initiate more than 600 rescues in over 50 countries on land and at sea.

•
During the quarter the Company announced its operational milestone schedule for the first launch of six new second-generation satellites.  Globalstar plans to launch the six new satellites in October 2010 from the Baikonur Cosmodrome in Kazakhstan using the highly reliable Soyuz launch vehicle.  The human-rated Soyuz is used to ferry astronauts and cosmonauts to the International Space Station and has been used to successfully launch Globalstar satellites on eight previous occasions.

•
In June Globalstar and Arion Communication Co. Ltd., a leading provider of mobile satellite voice and data products and services to maritime customers in Korea, completed its joint venture agreement to form Globalstar Asia Pacific.  The new joint venture company is now operating the Globalstar gateway ground station in Korea and is preparing to offer Simplex and duplex mobile satellite voice and data services, including SPOT products and services, to customers in Korea and the surrounding maritime region.

•
Due to Management’s cost containment initiatives and an expanding subscriber base, Adjusted EBITDA loss for the three-month period ended June 30, 2010 was $0.3 million compared with an Adjusted EBITDA loss of $3.3 million for the second-quarter in 2009, a reduction of over 90 percent.  The Company’s operating loss for the three-month period ended June 30, 2010 was $9.0 million compared to a loss of $ 12.6 million during the same three-month period in 2009, an improvement of $3.6 million.

•
Total revenue, net loss and net loss per share for the three-month period ended June 30, 2010 were $17.6 million, $19.2 million and $0.07 respectively, compared to $15.7 million, a net loss of $13.8 million and a net loss per share of $0.12 respectively, for the same three months of 2009.  Globalstar’s consolidated statements of operations and other financial and operating information appear later in this press release.

Company Post Quarter Highlights;

•
In July Globalstar announced it was encouraged by the Federal Communications Commission (FCC) initiation of proceedings to make wireless spectrum available for mobile broadband networks using mobile satellite services (MSS) spectrum.  On July 15th the FCC announced it was taking steps, “to make additional spectrum available for new investment in mobile broadband networks by promoting flexible use and removing barriers, while ensuring robust mobile satellite capabilities.”  In its recent Notice of Proposed Rulemaking and Notice of Inquiry the FCC also stated, “three frequency bands that are allocated to the MSS are capable of supporting broadband service,” including the “Big LEO Band from 1610-1626.5 MHz and 2483.5-2500 MHz.”  Globalstar provides services to approximately 400,000 subscribers in the United States and over 120 other countries using Big LEO Band global MSS spectrum.

•
On July 13th Globalstar, along with Louisiana Gov. Bobby Jindal and Louisiana Economic Development (LED) Secretary Stephen Moret, announced that Globalstar is re-locating its corporate headquarters to Covington, LA.  Globalstar expects to take advantage of the State’s reimbursement of relocation costs plus a commercial lease subsidy for its new corporate headquarters and future tax credits associated with a host of State programs.  The Company plans to maintain its network operations including its satellite and ground operations control centers in California.

“In approximately two months the launch of our first six new second-generation satellites will initiate our return to offering the world’s most affordable and highest quality mobile satellite voice service,” said Jay Monroe, Executive Chairman, Globalstar, Inc.  “Once our new satellites are in operational orbit, the most immediate impact will be on those commercial enterprise and recreational customers who utilize our satellite voice and duplex data services.  With each of our first four launches, we can expect a progressive return to the high reliability and service quality they enjoyed prior to 2007.”

“We are also pleased with the FCC’s recent announcements concerning the possible expanded use of MSS spectrum and believe the Commission’s initiatives will benefit both the MSS industry and the American people.  We appreciate the FCC’s recognition of the important public safety and rural connectivity services already provided by Globalstar and we expect to play an expanded role in building the world’s fastest and most innovative mobile broadband networks here in the United States. We look forward to actively participating in the FCC’s MSS spectrum and wireless broadband proceedings.”

“Our record number of SPOT activations for the quarter and our cumulative orders for our SPOT products surpassing the quarter million unit mark once again demonstrates the success of our retail consumer product initiatives,” said Peter Dalton, Chief Executive Officer, Globalstar, Inc.   As planned, we continued to solidify our enviable and unique position of being the only mobile satellite services provider capable of offering ubiquitous high value but affordable retail consumer products and services.

“Our relocation to Louisiana will pave the way to further build on this success as our move maximizes the benefits of our recent acquisition of Covington-based satellite asset tracking and consumer messaging products manufacturer Axonn.  Globalstar will be the first vertically integrated mobile satellite company.  Physically relocating our product team to work directly with the former Axonn engineers not only decreases our pre-production costs but also will shorten the time to market for our Company’s integrated wireless and satellite based consumer and commercial products.  We look forward to the next few months as we continue to transition our operations to Louisiana."

Conference Call Note
The earnings conference call scheduled for today, August 5, 2010 at 5:00 p.m. Eastern Time, will discuss the second quarter results for 2010.

Details are as follows:

Earnings Call:	Dial: 866.831.6247 (US and Canada), 617.213.8856 (International) and participant pass code # 14555477

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 8:00 p.m. ET on August 5, 2010. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code # 20396401

About Globalstar, Inc.
With over 400,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “With each of our first four launches, we can expect a progressive return to the high reliability and service quality they enjoyed prior to 2007,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. . These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this Report regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K as amended by our Current Report on Form 8-K filed June 17, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
		As Adjusted – Note 1		As Adjusted – Note 1

Revenue:
Service revenue	$12,908	$12,562	$25,362	$23,693
Subscriber equipment sales	4,714	3,154	7,831	7,186
Total revenue	17,622	15,716	33,193	30,879
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	6,974	7,961	14,592	18,369
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	3,477	2,832	5,989	5,827
Cost of subscriber equipment sales — Impairment of assets	60	648	60	648
Total cost of subscriber equipment sales	3,537	3,480	6,049	6,475
Marketing, general, and administrative	10,122	11,408	18,334	25,385
Depreciation and amortization	5,973	5,468	11,863	10,892
Total operating expenses	26,606	28,317	50,838	61,121
Operating loss	(8,984)	(12,601)	(17,645)	(30,242)
Other income (expense):
Interest income	157	56	339	184
Interest expense	(1,182)	(3,141)	(2,592)	(3,381)
Derivative loss, net	(8,073)	(797)	(33,035)	(797)
Other	(1,132)	2,529	(1,859)	(1,446)
Total other income (expense)	(10,230)	(1,353)	(37,147)	(5,440)
Loss before income taxes	(19,214)	(13,954)	(54,792)	(35,682)
Income tax expense (benefit)	35	(192)	99	(162)
Net loss	$(19,249)	$(13,762)	$(54,891)	$(35,520)
Loss per common share:
Basic	$(0.07)	$(0.12)	$(0.20)	$(0.31)
Diluted	(0.07)	(012)	(0.20)	(0.31)
Weighted-average shares outstanding:
Basic	282,080	116,580	278,752	113,959
Diluted	282,080	116,580	278,752	113,959

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenue
Service Revenue	$12,908	$12,562	$25,362	$23,693
Equipment Revenue	4,714	3,154	7,831	7,186
Total Revenue	$17,622	$15,716	$33,193	$30,879

Operating Expenses
Cost of Services	6,974	7,961	14,592	18,369
Cost of Subscriber Equipment	3,537	3,480	6,049	6,475
Marketing, General and Administrative	10,122	11,408	18,334	25,385
Depreciation & Amortization	5,973	5,468	11,863	10,892
Impairment of Assets	-	-	-	-
Total Operating Expenses	$26,606	$28,317	$50,838	$61,121

Operating Loss	$(8,984)	$(12,601)	$(17,645)	$(30,242)

Interest and Derivative Income/(Expense)	(9,098)	(3,882)	(35,288)	(3,994)
Gain on Extinguishment of Debt	-		-	-
Other Income/(Expense)	(1,132)	2,529	(1,859)	(1,446)
Income Tax Expense (Benefit)	35	(192)	99	(162)

Net Loss	$(19,249)	$(13,762)	$(54,891)	$(35,520)

EBITDA (1)	$(4,143)	$(4,604)	$(7,641)	$(20,796)

Impairment of Assets	60	648	60	648
Non-Cash Compensation	1,013	2,514	(726)	5,646
2nd Generation Development	625	175	1,116	2,232
Other One Time Non Recurring Charges	981	474	3,155	659
Foreign Exchange and Other Loss/(Income)	1,132	(2,529)	1,859	1,446

Adjusted EBITDA (2)	$(332)	$(3,322)	$(2,177)	$(10,165)
Adjusted EBITDA Margin	(2)%	(21)%	(7)%	(33)%

Retail ARPU (3)	$23.11	$25.80	$23.23	$24.44

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization and derivative gains/(losses).  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other one-time charges.  Management uses Adjusted figures for EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(3)
Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Subscribers (End of Period)	412,295	371,483	412,295	371,483
Retail	106,682	112,113	106,682	112,113
IGO	60,978	69,491	60,978	69,491
Simplex	244,635	189,879	244,635	189,879

Net Subscriber Additions/(Losses)	18,259	14,613	21,701	27,153
Retail	(862)	(1,618)	(2,914)	(3,258)
IGO	(256)	(3,773)	(1,123)	(4,272)
Simplex	19,377	20,004	25,738	34,683

Retail Churn	0.9%	1.3%	1.0%	1.3%

ARPU
Retail	$23.11	$25.80	$23.23	$24.44
IGO	$1.90	$2.19	$1.51	$1.93
Simplex	$6.85	$5.53	$6.65	$5.40

Cash capital expenditures (in millions)	$55.1	$21.5	$131.7	$79.8

Liquidity at end of period /1	$258,060

Note:
/1
Includes $87.2 million cash on hand, $34.3 million Debt Service Reserve Account, $12.5 million guarantee, $64.1 million available under the COFACE Facility, and $60.0 million Thermo contingent equity reserve account.